Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of this 13th day of March 2025 (the “Effective Date”), is made by and between VisitIQ Corp. (the “Company”) and Vernon Hanzlik (the “Executive”), and shall govern the employment relationship between Executive and the Company from and after the Effective Date, except as otherwise set forth in Sections 6(a) – 6(d) in connection with the covenants therein.

WHEREAS, the Company desires to continue to employ Executive pursuant to the terms and conditions set forth in this Agreement, and Executive is willing and able to render such services and desires to do so on the terms and conditions hereinafter set forth herein.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

(a)          The Company hereby engages and employs Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. Executive hereby accepts and agrees to such engagement and employment, on the terms and conditions expressly set forth in this Agreement.

(b)          During the Period of Employment, Executive shall serve as the Chief Executive Officer (“CEO”) of the Company and will perform duties and responsibilities that are commensurate with such position as well as such other duties as may be assigned from time to time. Executive shall report to the board of directors of the Company (the “Board”). Executive’s principal place of employment shall be within the State of Minnesota, however, Executive may be required to travel in fulfillment of his duties and responsibilities hereunder.

(c)          During the Period of Employment, Executive shall (i) devote his full business time, attention, and best efforts to the performance of his duties for the Company and to the furtherance of the Company’s interests, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment besides his employment with the Company as described herein this Agreement. Executive’s service on the boards of directors (or similar body) of other business entities is subject to the written approval of the Board. Executive agrees to perform his duties and responsibilities within and subject to the Company’s general employment policies and practices, and such other reasonable policies, practices and restrictions as the Company shall from time to time establish for its similarly situated executives, and shall at all times carry out such policies, practices and restrictions.

(d)          Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement and the performance by Executive of his duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which Executive is a party or otherwise bound or any legal or work-related restriction, judgment, order or decree to which Executive is subject; (ii) Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out his duties hereunder, or would give rise to a violation of such other agreement or arrangement; (iii) Executive is not bound by any employment, consulting, non-competition, confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out his duties hereunder, or would give rise to a violation of such other agreement or arrangement; and (iv) Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance.

2.           Period of Employment. The “Period of Employment” shall be the period commencing on the Effective Date and ending upon its termination by either the Company or the Executive at any time, with or without Cause (as defined below), and with or without notice (unless otherwise required pursuant to Section 5(b) in the event Executive resigns his employment with the Company for any reason or pursuant to Section 5(c) in the event Executive’s employment with the Company is terminated by the Company without Cause) and for any reason or no particular reason. The Period of Employment may be modified only by a written agreement between the parties and in such case, the term “Period of Employment” shall be deemed to mean the Period of Employment as so modified.

Notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement, Executive’s employment with the Company shall be “at will.”

3.	Compensation, Incentive Equity and Reimbursement of Expenses.

(a)          Compensation. Executive’s initial annual base salary (the “Base Salary”) for the Period of Employment shall be $275,000 per year, payable in accordance with the Company’s standard payroll practices in effect from time to time and subject to all applicable taxes, withholdings and deductions as required by law. The Base Salary is subject to review annually and may be adjusted by the Board in its sole discretion. For 2025, Executive’s Base Salary will be pro-rated based on the number of days Executive is employed by the Company during the 2025 calendar year, subject to all applicable taxes, withholdings and deductions.

(b)          Annual Cash Bonus Plan Participation. During the Period of Employment, Executive shall be eligible to participate in the Company’s annual cash bonus plan on the same terms and conditions as other similarly situated executives. Each year, Executive’s target bonus opportunity will be up to 75% of Executive’s then-current Base Salary, with a maximum bonus opportunity of $206,000 (the “Annual Bonus”), subject to all applicable taxes, withholdings and deductions. Actual payments of the Annual Bonus will be determined quarterly based on a combination of Company results and individual performance against the applicable performance goals established by the Board. In the event that an Annual Bonus is payable by the Company to Executive with respect to a particular quarter, such portion of the Annual Bonus will be paid within three (3) months following the end of the applicable fiscal quarter to which such portion of the Annual Bonus relates. For fiscal year 2025, Executive will be eligible to receive an Annual Bonus, which shall be pro-rated based on the number of days Executive is employed by the Company from the Effective Date until the end of the 2025 fiscal year, subject to all applicable taxes, withholdings and deductions. Executive must remain continuously employed by the Company through the payment date of any portion of the Annual Bonus in order to be eligible to receive a portion of the Annual Bonus payment for a particular fiscal quarter. Note:

(c)          Incentive Equity Grants. Subject to the approval of the Board, the Executive will be granted an option to purchase shares of the Company’s common stock equal to three and a half percent (3.5%) of the fully diluted equity of the Company as of the grant date. The number of options, vesting conditions, and exercise price per share and all other terms and conditions will be determined by the Board when the option is granted and set forth in the forthcoming award agreement and incentive equity plan.

(d)          Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties hereunder and shall, upon receipt by the Company of proper documentation with respect thereto (setting forth the amount, business purpose and establishing payment) be reimbursed for all such reasonable business expenses incurred during the Period of Employment, subject to the Company’s written expense reimbursement policies and any written pre-approval policies in effect from time to time.

4.	Employee Benefits.

(a)          Company Employee Benefit Plans. During the Period of Employment, Executive shall be provided the opportunity to participate in all standard employee benefit programs made available by the Company to the Company’s senior executive employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. The Company reserves the right to amend or to modify any employee benefit plan, policy, program or arrangement from time to time, or to terminate such plan, policy, program or arrangement, consistent with the terms thereof at any time and for any reason without providing Executive with notice.

(b)          Vacation. During the Period of Employment, Executive shall be entitled to paid vacation in accordance with and subject to the Company’s vacation policies in effect from time to time as applicable to similarly situated executives. The Company reserves the right to amend or to modify any of its vacation plans, policies, programs or arrangements from time to time, or to terminate such plans, policies, programs or arrangements, at any time and for any reason without providing Executive with notice.

5.	Termination of Employment.

(a)          Termination by the Company for Cause or Executive’s Disability; Termination Due to Death. Executive’s employment with the Company and the Period of Employment may be terminated by the Company immediately upon notice to Executive for an involuntary termination of employment for Cause (as defined in Section 5(g)(ii)) or due to Executive’s Disability (as defined in Section 5(g)(iii)). Executive’s employment with the Company, and the Period of Employment, shall automatically terminate upon Executive’s death.

(b)          Termination by Executive. In the event of Executive’s resignation from employment with the Company, for any reason, Executive shall provide the Company with ninety (90) days of advance written notice and the Period of Employment shall terminate at the close of business on the ninetieth (90th) day following the date of such written notice. The Board may elect to shorten this notice period in its discretion without any further obligation to Executive.

(c)          Termination by the Company without Cause. Executive’s employment with the Company and the Period of Employment may be terminated by the Company upon 180 days’ prior written notice (the “Notice Period”) to Executive for an involuntary termination by the Company without Cause (as defined in Section 5(g)(ii)). During the Notice Period, Executive will continue to serve in his position as CEO and will be actively employed and eligible for employee benefits. There will be no bonus earned during the Notice Period or any accrual of paid vacation during the Notice Period. Any paid vacation taken during the Notice Period shall require the advance approval of the Board.

(d)          Benefits upon Termination. If Executive’s employment with the Company is terminated during the Period of Employment for any reason by the Company or by Executive, the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits except the Company shall pay Executive (or, in the event of his death, Executive’s estate) any Accrued Obligations (as defined in Section 5(g)) within the thirty (30) day period following Executive’s last day of employment with the Company (the “Separation Date”), and Executive shall receive any vested accrued benefits for which Executive remains eligible under the Company’s employee welfare benefit and retirement plans, payable according to the terms of such plans.

(e)          Cooperation Upon Termination. Upon the Executive’s termination of employment for any reason, Executive shall cooperate as reasonably requested by the Board to effect an orderly transition.

(f)          Exclusive Remedy. Executive agrees that the payments and benefits contemplated by Section 5(d) shall constitute the exclusive and sole remedy for any termination of his employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

(g)	Certain Defined Terms. As used in this Agreement:

(i)           “Accrued Obligations” means (A) any Base Salary that had accrued but had not been paid on or before the Separation Date, (B) any amount for accrued and unused vacation time that had accrued on or before the Separation Date or, for purposes of Section 5(c), the Notice Period, payable in accordance with the Company’s vacation policy then in effect or applicable law, (C) any reimbursement due to Executive pursuant to Section 3(d) for expenses incurred by Executive on or before the Separation Date and (D) any other vested benefits or vested amounts due and owed to Executive under the terms of any plan, program or arrangement of the Company.

(ii)          “Cause” means: (A) Executive’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (B) Executive’s commission of fraud, theft, embezzlement, self-dealing, misappropriation or other similar malfeasance against the business of the Company, VisitIQ Corp., or their respective subsidiaries or affiliates (collectively, the “Company Group”); (C) Executive’s failure to perform any material aspect of his lawful duties or responsibilities as an employee for the Company (other than by reason of disability) and such failure is not cured within thirty (30) days after Executive’s receipt of written notice from the Company specifying such failure in reasonable detail; (D) Executive’s failure to comply with any lawful policy of the Company or reasonable directive of the Board or its designee in furtherance of the Company’s business, and in either case, Executive shall be afforded the opportunity for discussion with the Board of the reasons for the applicable policy or directive and Executive’s objections thereto, if any, and the opportunity to cure such failure within thirty (30) calendar days after such discussion; (E) Executive’s commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of his lawful duties or responsibilities as an employee of the Company which have or may be reasonably expected to have an adverse effect on the Company Group; (F) Executive’s breach of any fiduciary duty owed to the Company as an employee of the Company; (G) Executive’s violation or breach of any restrictive covenant or any material term of this Agreement and, if curable, fails to cure such violation or breach within thirty (30) calendar days after receiving notice from the Company identifying such violation or breach; or (H) Executive’s commission of any act or omission that materially damages or is reasonably likely to materially damage the financial condition or business of the Company Group.

(iii)        “Disability” means a physical or mental impairment that renders Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than ninety (90) days, whether consecutive or not consecutive, in any consecutive twelve (12) month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(iv)        “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations, rules and other guidance promulgated thereunder.

(h)          Officer/Board/Committee Resignations. Upon the termination of Executive’s employment, Executive will be deemed to have resigned, without any further action by Executive, from any and all positions (including, but not limited to, any officer, board and/or director positions or positions as a fiduciary of any of the Company Group’s employee benefit plans) that Executive, immediately prior to such termination, (i) held within the Company Group and (ii) held with any other entities at the direction of, or as a result of Executive’s affiliation with, the Company Group. If, for any reason, this Section 5(h) is deemed to be insufficient to effectuate such resignations, then Executive will, upon the Company’s request, execute any documents or instruments that the Company may reasonably deem necessary to effectuate such resignations.

(i)	Section 409A.

(i)           It is intended that any amounts payable under this Agreement shall be exempt from and avoid the imputation of any tax, penalty or interest under Section 409A to the fullest extent permissible under applicable law; provided that if any such amount is or becomes subject to the requirements of Section 409A, it is intended that those amounts shall comply with such requirements. This Agreement shall be construed and interpreted consistent with that intent. In furtherance of that intent, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii)          If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the Separation Date, Executive shall not be entitled to any payment or benefit pursuant to this Agreement that constitutes nonqualified deferred compensation for purposes of Section 409A and that is payable upon a separation from service (within the meaning of Section 409A) until the earlier of (A) the date which is six (6) months after his separation from service for any reason other than death, or (B) the date of Executive’s death; provided that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s separation from service that are not so paid by reason of this Section 5(i)(ii) shall be paid (without interest) as soon as practicable (and in any event within thirty (30) days) after the date that is six (6) months after Executive’s separation from service (provided that in the event of Executive’s death after such separation from service but prior to payment, then such payment shall be made as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

(iii)         Any reimbursement payment or in-kind benefit due to Executive pursuant to Section 3(d), to the extent that such reimbursements or in-kind benefits are taxable to him, shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. Reimbursements and in-kind benefits pursuant to Section 3(d) are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that Executive receives in any other taxable year.

(iv)         For purposes of Section 409A, Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of Executive’s last day of employment with the Company), the actual date of payment within the specified period shall be within the sole discretion of the Company.

6.	Restrictive Covenants.

(a)	Non-Disclosure and Non-Use of Confidential Information.

(i)           Executive shall not use or disclose to any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority (each, a “Person”), either during the Period of Employment (which for purposes of this covenant shall include any period prior to the Effective Date that Executive was employed by the Company) or the Notice Period (if applicable) or thereafter, any Confidential Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by him, for any reason or purpose whatsoever, nor shall he make use of any of the Confidential Information for his own purposes or for the benefit of any Person except for the Company Group, except (A) to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company or (B) to the extent required to do so by a law or legal process, including a court of competent jurisdiction. Executive shall not modify, reverse engineer, decompile, create other works from or disassemble any software programs contained in the Confidential Information of the Company unless permitted in writing by the Company. Executive will, at the sole expense of the Company, take all reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(ii)          For purposes of this Agreement, “Confidential Information” means information that is not generally known to the public (including the financial terms of this Agreement) and that is used, developed or obtained by any member of the Company Group in connection with its business, including, but not limited to, information, observations and data obtained by Executive during Executive’s employment with the Company concerning (A) the business or affairs of the Company Group (or any predecessor thereof) and (B) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice), customers and clients and customer and client lists, information on current and prospective independent sales agents, software vendors or partners and sponsor banks, all technology and trade secrets, and all similar and related information in whatever form. Notwithstanding the foregoing, “Confidential Information” will not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information.

(iii)         For the avoidance of doubt, this Section 6(a) does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about the Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that he does not need the prior authorization of the Company to make any such reports or disclosures and that he is not required to notify the Company that he has made such reports or disclosures.

(iv)         Notwithstanding anything in this Section 6(a) or elsewhere in the Agreement to the contrary, Executive understands that Executive may, pursuant to the U.S. Defend Trade Secrets Act of 2016 (“DTSA”), without informing the Company prior to any such disclosure, disclose Confidential Information (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, without informing the Company prior to any such disclosure, if Executive files a lawsuit against the Company for retaliation for reporting a suspected violation of law, Executive may, pursuant to the DTSA, disclose Confidential Information to his attorney and use the Confidential Information in the court proceeding or arbitration, provided that Executive files any document containing the Confidential Information under seal and does not otherwise disclose the Confidential Information, except pursuant to court order. Without prior authorization of the Company, however, the Company does not authorize Executive to disclose to any third party (including any government official or any attorney Executive may retain) any communications that are covered by the Company’s attorney-client privilege.

(b)	Intellectual Property Rights.

(i)           Executive hereby assigns, transfers and conveys to the Company all of Executive’s right, title and interest in and to all Work Product (as defined below). Executive agrees that all Work Product belongs in all instances to the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Period of Employment, which for purposes of this covenant shall include all periods that Executive was employed by the Company prior to the Effective Date, or the Notice Period, if applicable) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company (whether during or after the Period of Employment, which for purposes of this covenant shall include all periods that Executive was employed by the Company prior to the Effective Date, or the Notice Period, if appliable) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

(ii)          For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to the actual or anticipated business, operations, research and development of existing or future products or services of the Company Group and which are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during the Period of Employment (which for purposes of this covenant shall include all periods that Executive was employed by the Company prior to the Effective Date) or the Notice Period, if applicable, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on Exhibit A hereto. Executive hereby represents and warrants that the patents and other assets owned by Executive set forth on Exhibit A are not related in any way to the Company Group, except as stated therein.

(c)          Non-Competition. During the Period of Employment (which for purposes of this covenant shall include all periods that Executive was employed by the Company prior to the Effective Date) and for the Notice Period, if applicable, the Executive will not, directly or indirectly, through or in association with any third party, in the United States and any other territory in which the Company’s products are sold or services rendered (the “Restricted Area”), (i) engage in, sell or provide any products or services which are the same or similar to or otherwise directly competitive with the products and services sold or provided by the Company Group; or (ii) own, acquire, or control any interest, financial or otherwise, in a third party or business engaged in selling or providing the same, similar or otherwise competitive services or products which the Company Group is selling or providing, other than ownership of one percent (1%) or less of the equity of a publicly-traded company.

(d)          Non-Solicitation and Non-Interference. During the Period of Employment (which for purposes of this covenant shall include all periods that Executive was employed by the Company prior to the Effective Date), the Notice Period (if applicable), and for twelve (12) months following Executive’s last day of employment with the Company due to a termination of Executive’s employment for any reason, Executive will not, and will cause his affiliates not to, directly or indirectly through or in association with any third party, (i) call on, solicit or service, engage or contract with or take any action which may interfere with, impair, subvert, disrupt or alter the relationship, contractual or otherwise, between any member of the Company Group and (A) any current customer, supplier, distributor, developer, service provider, licensor or licensee, or other material business relation of such member of the Company Group, or (B) any prospective customer, supplier, distributor, developer, service provider, licensor or licensee, or other material business relation of any member of the Company Group with whom Executive or any of his direct reports has done business or had material contact or engagement during the last twelve (12) months of Executive’s employment with the Company, (ii) solicit, induce, recruit or encourage any employees of or consultants to the Company Group to terminate their relationship with the Company Group or take away or hire such employees or consultants, (iii) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company Group) of (A) any of the clients, customers or accounts of the Company Group, or (B) any of the prospective clients, customers or accounts of the Company Group with whom Executive or any of his direct reports has done business or had material contact or engagement during the last twelve (12) months of Executive’s employment with the Company, or (iv) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.

(e)          Non-Disparagement. Executive shall not, in any manner or at any time, directly or indirectly, make any oral or written statement to any Person that disparages any member of the Company Group or any of their respective officers, shareholders, members or advisors, or any member of the Board, provided, however, that Executive shall not be required to make any untruthful statement or to violate any law.

7.	Acknowledgment and Enforcement of Covenants.

(a)          Acknowledgment. Executive acknowledges that he has become familiar, or will become familiar with the members of the Company Group’s trade secrets and with other confidential and proprietary information concerning the members of the Company Group and their respective predecessors, successors, customers and suppliers, and that his services are of special, unique and extraordinary value to the Company. Executive acknowledges and agrees that the Company would not enter into this Agreement, providing for compensation and other benefits to Executive on the terms and conditions set forth herein but for Executive’s agreements herein (including those set forth in Section 6). Furthermore, Executive acknowledges and agrees that the Company will be providing Executive with additional special knowledge after the Effective Date, with such special knowledge to include additional Confidential Information and trade secrets. Executive agrees that the covenants set forth in Section 6 (collectively, the “Restrictive Covenants”) are reasonable and necessary to protect the Company Group’s trade secrets and other Confidential Information, proprietary information, good will, stable workforce and customer relations.

(b)          Representations. Without limiting the generality of Executive’s agreement with the provisions of Section 7(a), Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company currently conducts business throughout the Restricted Area and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above regardless of whether Executive is then entitled to receive severance pay or benefits from the Company. Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and its affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from otherwise earning a living. Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of Executive.

(c)          Enforcement. Executive agrees that a breach by Executive of any of the Restrictive Covenants may cause immediate and irreparable harm to the Company or another member of the Company Group that would be difficult or impossible to measure, and that damages to the Company or the member of the Company Group for any such injury may therefore be an inadequate remedy for any such breach. Therefore, Executive agrees that in the event of any breach or threatened breach of any provision of the Restrictive Covenants, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement at law or otherwise, to seek to obtain from any court of competent jurisdiction specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the Restrictive Covenants, or require Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the Restrictive Covenants if and when final judgment of a court of competent jurisdiction is so entered against Executive. Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following his last day of employment with the Company shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

8.         Clawback. Executive acknowledges and agrees that any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company or any member of the Company Group (if the latter is applicable to Executive) providing for the clawback or recovery of amounts that were paid to Executive in compliance with the rules of the Company’s or any member of the Company Group’s trading market at the time, including Nasdaq and/or the New York Stock Exchange (“NYSE”), as applicable.

9.           Withholding Taxes/Authorized Deductions. Notwithstanding anything herein to the contrary, the Company may withhold (or cause to be withheld) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, social security, employment or other taxes as may be required to be withheld pursuant to any applicable law or regulation, and make such deductions as may be applicable pursuant to the Company’s policies and employee benefit plans.

10.         Cooperation. During the Period of Employment, the Notice Period (if applicable) and thereafter, Executive shall cooperate fully with any investigation or inquiry by the Company, or any governmental or regulatory agency or body concerning the Company or any other member of the Company Group, provided that the Company shall reimburse Executive’s reasonable expenses incurred in providing such cooperation subject to Executive’s delivery of written notice to the Company prior to the time such expenses are incurred.

11.         Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

12.         Consent to Jurisdiction. With the exception of any claims brought against any party arising out of or relating to Section 6(c), all judicial proceedings brought against any party arising out of or relating to this Agreement, or any obligations or liabilities hereunder, shall be brought and maintained in the federal courts or state courts of competent subject matter jurisdiction located in the State of New York applying the laws of the State of Minnesota. By executing this Agreement, each party irrevocably: (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives, to the fullest extent permitted by applicable law any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute; (c) agrees that service of all process in any such proceeding in any such court may be made by nationally recognized overnight courier or by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 18; (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; (e) agrees that the parties retain the right to serve process in any other manner permitted by law but shall not have any right to bring proceedings against the other party in the courts of any other jurisdiction; and (f) agrees that the provisions of this Section 12 relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under applicable law. Notwithstanding the foregoing, the Company may seek injunctive or equitable relief to enforce the terms of this Agreement in any court of competent jurisdiction.

13.         Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

14.         Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under applicable law, such provision, as to such jurisdiction, shall be ineffective without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

15.         Entire Agreement; Amendment. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope and supersedes all prior agreements (including, without limitation, any offer letters, term sheets and correspondence relating thereto), whether written or oral, that directly or indirectly bear upon the subject matter hereof; provided, that nothing herein shall supersede any obligations of Executive or any member of the Company Group under any other agreements entered into by the Executive or any member of the Company Group, including, but not limited to, any restrictive covenant obligations set forth therein. This Agreement may not be amended, modified or changed (in whole or in part), except by written agreement executed by both of the parties hereto.

16.         Waiver. No waiver of any provision of this Agreement will constitute or be deemed to constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing wavier unless otherwise expressly provided.

17.         Successors and Assigns. This Agreement can be assigned by the Company and shall be binding and inure to the benefit of the Company, its successors and assigns. No right, obligation or duty of this Agreement may be assigned by Executive without the prior written consent of the Company.

18.         Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via electronic mail, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via electronic mail, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company:

VisitIQ, LLC

729 N. Washington Ave

Suite 600

Minneapolis, MN 55401

Attention: Human Resources

With a copy (which shall not constitute notice) to:

Fredrikson & Byron, P.A.

60 S. Sixth Street
Suite 1500

Minneapolis, MN 55402-4400

Attention:	Janet Dorr
Email:	jdorr@fredlaw.com
Telephone:	(612) 492-7155

If to Executive, to the address most recently on file in the payroll records of the Company.

19.         Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

20.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

“COMPANY” VISITIQ, LLC

By:
Name:	Vincent DeVito
Title:	Managing Director

“EXECUTIVE”

Vernon Hanzlik

[Signature Page to Employment Agreement]

EXHIBIT A

EXCLUDED WORK PRODUCT

I have no inventions.

The following is a complete list of all pre-existing intellectual property and other assets to be excluded from the definition of Work Product relative to the subject matter of my employment with the Company that have been created by me, alone or jointly with others, prior to the Period of Employment as defined in Section 6(b)(ii) of the Employment Agreement, which might relate to the Company Group’s present business:

Additional sheets attached.

Executive:		Date:	4/18/2025
Vernon Hanzlik

A-1